Exhibit 99.6

CONSENT OF DEUTSCHE BANK SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter, dated February 13, 2018, to the Board of Directors of Infinity Property and Casualty Corporation as Annex E to the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of Kemper Corporation filed on April 4, 2018 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “SUMMARY—Opinion of Infinity’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Infinity Board and Its Reasons for the Merger” and “THE MERGER—Opinion of Infinity’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

April 4, 2018